Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings LLC Announces Closing of its Merger with 1347 Capital Corp.

1347 Capital Corp. Renamed Limbach Holdings, Inc.

Common Shares to Trade Under Ticker “LMB”

PITTSBURGH, PA. – July 21, 2016 -- Limbach Holdings, Inc. (OTCQB: LMB, LMBW) (“Limbach”) today announced the closing of the previously announced merger between Limbach Holdings LLC and 1347 Capital Corp., which has been renamed Limbach Holdings, Inc.

“What a great day for one of the construction industry’s historic companies,” said Charlie Bacon, Limbach’s CEO. “For more than 115 years, Limbach has helped build America, and we look forward to leveraging our new status as a public company to add locations, workers, and services in order to better serve our clients. Building owners and General Contractors alike rely on Limbach to deliver high-quality, engineered mechanical and electrical solutions for complex projects and to maintain the built systems after completion. Our growing order books and our backlog reflect the trust our customers place in us. At the same time, industry analysts confirm what our internal planning shows: demand for Limbach’s engineered building systems solutions is on the rise, and we are prepared to meet it.”

Gordon Pratt, former CEO of 1347 Capital Corp. and a new director of Limbach said, “We are so, so proud of having played a part in bringing this great company public. Limbach’s diligent focus on clients, quality, and worker safety sets it apart in the industry. We’re honored to be part of a company that gets the job done.”

Upon closing of the transaction, Limbach will have 5,927,800 common shares outstanding which now trade under the ticker “LMB”. Limbach will also have warrants outstanding, which will trade under the ticker “LMBW”.

About Limbach

Founded in 1901, Limbach is the 12th largest mechanical systems solutions firm in the United States as determined by Engineering News Record. Limbach provides building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical, and plumbing systems for a diversified group of commercial and institutional building owners. Limbach employs more than 1,300 employees in 14 offices throughout the United States. The Company’s full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, position Limbach as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Recent Financial Information

As noted in a press release issued on July 11, 2016, Limbach announced an increase in its Adjusted EBITDA* guidance for FY2016 to $17.0 million from $16.2 million. Other recent financial highlights include:

•	FY:2016 revenue estimate of $407 million, representing growth of more than 20% versus FY 2015.
•	Q1:2016 revenues of $97.8 million were up approximately 28% versus Q1:2015.
•	2017 revenue budget 47% covered as of the end of Q1:2016.

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*Adjusted EBITDA

The term Adjusted EBITDA is not defined under U.S. generally accepted accounting principles (“GAAP”). Limbach believes, however, that Adjusted EBITDA is meaningful to investors to enhance their understanding of Limbach’s financial performance for the applicable period exclusive of certain non-recurring expenses. Limbach understands that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare Limbach’s performance with the performance of other companies that report adjusted EBITDA. Limbach’s calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing Limbach’s operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

Adjusted EBITDA is defined as net income attributable to Limbach, plus depreciation and amortization expense, interest expense, taxes, and non-recurring expenses such as management fees, settlement payments related to union withdrawal liability, management consulting fees, incentive payments, and legal costs for incidents that occurred prior to 2015.

With respect to projected full year 2016 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts, and we are unable to address the probable significance of the unavailable information.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United Stated Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of Limbach are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. These factors include, but are not limited to: (1) the ability to recognize the anticipated benefits of the merger, which may be affected by, among other things, competition, the ability of Limbach to grow and manage growth profitably, maintain and grow relationships with customers and suppliers and retain its key employees; (2) the possibility that Limbach may be adversely affected by other economic, business, and/or competitive factors; (3) the outcome of any legal proceedings that have been, and any other legal proceedings that may be, instituted against Limbach or others relating to the merger, including the lawsuit filed against the Company on May 10, 2016 by Robert Garfield on behalf of himself and all other similarly situated public holders of 1347 Capital Corp.’s common stock (as described in the prospectus (the “Prospectus”) filed by 1347 Capital Corp. with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) of the rules and regulations of the SEC under the Securities Act of 1933, as amended (the “Securities Act”) (File No. 333-210772)); (4) the risk that the merger disrupts Limbach’s current plans and operations; and (5) other risks and uncertainties described in the Prospectus, including those under “Risk Factors” therein, and other filings with the SEC by 1347 Capital Corp. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Limbach undertakes no obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

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Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there by any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

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